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                     October 29, 2020

       Christopher Pappas
       Chairman, President and Chief Executive Officer
       The Chefs' Warehouse, Inc.
       100 East Ridge Road
       Ridgefield, Connecticut 06877

                                                        Re: The Chefs'
Warehouse, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 27, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-35249

       Dear Mr. Pappas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services